Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIOD ENDED MARCH 31, 2025

LITTLE ELM, TEXAS, May 15, 2025 — Retractable Technologies, Inc. (NYSE American: RVP) reports total net sales of $8.3 million for the first three months of 2025 and an operating loss of $4.7 million for the period, as compared to total net sales for the same period last year of $7.6 million and an operating loss of nearly $3.0 million. The differences in operating losses are largely due to an increase in tariffs and additional period costs related to increased domestic production activities. Tariffs are expected to continue to materially increase costs in future periods despite recent reductions in some tariff rates. Retractable reduced its dependence on its Chinese manufacturers in the first quarter of 2025 to 62.7% from 90.4% in the first quarter of 2024 by increasing domestic manufacturing. Retractable has hired additional manufacturing personnel while reducing its workforce in April 2025 in other departments, such as general and administrative personnel. Retractable has adapted certain equipment to enable additional domestic manufacturing and expects to adapt additional equipment for the same purpose over the next few months.

Unrealized losses on investments were a significant factor in the computation of net income for the first quarter of 2025.

Retractable experienced significant growth in late 2020 through early 2022 due to material orders from the U.S. government to supply syringes for COVID-19 vaccination efforts. Such orders included payment for certain freight charges as well. As a result, comparability to revenues and expenses in recent years may be challenging. Below are first quarter revenue figures from 2018 – 2025, as obtained from Retractable’s Quarterly Reports on Form 10-Q as filed with the U.S Securities and Exchange Commission.

	Three Months Ended March 31,
(Amounts in millions)	2025	2024	2023	2022	2021	2020	2019	2018
U.S. sales (excluding U.S. government)	$7.4	$6.6	$5.4	$10.2	$11.0	$8.3	$6.1	$6.6
Sales to U.S. government	—	—	—	15.7	37.8	—	—	—
North and South America sales (excluding U.S.)	0.6	0.2	4.8	11.1	0.9	2.8	1.3	1.0
Other international sales	0.3	0.8	0.8	7.7	0.4	0.1	0.5	0.1
Total sales	$8.3	$7.6	$11.0	$44.7	$50.1	$11.2	$7.9	$7.7

Retractable reports the following results of operations for the three months ended March 31, 2025 and 2024, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on May 15, 2025 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended March 31, 2025 and March 31, 2024

Domestic sales accounted for 89.6% and 87.4% of total revenues for the three months ended March 31, 2025 and 2024, respectively. Domestic revenues increased 11.9%, while domestic unit sales increased 17.2%. Domestic unit sales represented 84.9% of total unit sales for the three months ended March 31, 2025. The increase in unit sales did not translate into a proportional increase in domestic revenues, primarily due to a decrease in average selling price, which was largely impacted by higher transaction costs associated with distributor agreements.

International revenues for the three months ended March 31, 2025 remained consistent compared to the same period in 2024. However, average selling price per unit declined relative to the first quarter of 2024, primarily due to a shift in product mix. International sales for the three months ended March 31, 2024 included a higher proportion of premium-priced Blood Collection Sets and Easy Point Needles, which typically yield higher average selling price. There remains uncertainty regarding the timing of future international orders.

Overall, units sales increased 18.9%.

Cost of manufactured product increased 50.3% principally due to an increase in tariffs and additional period costs related to increased domestic production activities. Royalty expense increased 8.8% primarily due to the increase in gross sales, slightly offset by a decrease in royalties received from sublicenses.

Tariffs are expected to continue to materially increase our costs in future periods. Approximately $1.5 million was spent on tariff expenses in the first quarter of 2025. These costs are included in Cost of manufactured product.

Operating expenses decreased 4.3%. The decrease was primarily driven by lower legal and litigation fees, as well as a reduction in outside accounting fees.

The loss from operations was $4.7 million compared to a loss of approximately $3 million for the same period last year. The increased loss was due to lower gross profit for the current period.

The unrealized loss on debt and equity securities was $7.2 million due to the decreased market values of those securities.

The provision for income taxes was $286 thousand as compared to a provision for income taxes of $86 thousand for the same period in 2024. The difference is primarily related to fully reserving the deferred tax asset in the second quarter of 2024.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: tariffs; material changes in demand; Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer